Exhibit 99.1
(Draft for review 08/12/08)

Contacts:	Sharon S. Wenzl
Cooper-Standard Automotive
(248) 596-6211
sswenzl@cooperstandard.com

Adriana Ferrari / Jim Bianchi
Bianchi Public Relations, Inc.
(248) 269-1122
aferrari@bianchipr.com/jbianchi@bianchipr.com
Stephen Van Oss Appointed to Cooper-Standard Automotive Board of Directors
NOVI, Mich., Aug. 12, 2008 — Stephen A. Van Oss has been elected to the board of directors of
Cooper-Standard Holdings Inc. and its principal operating entity, Cooper-Standard Automotive Inc., effective August 6, 2008. Van Oss has also been appointed chairman of the Audit Committee of both companies.
Since 2004 Van Oss has served as senior vice president and chief financial and administrative officer for Pittsburgh-based WESCO Distribution, Inc., a leading North American provider of electrical products and other maintenance, repair and operating supplies. Previously, he served as vice president and CFO of WESCO. He began his career with WESCO in 1997 as director of acquisitions management and director of information systems.
“We are pleased to welcome Steve to the Cooper-Standard Automotive board of directors,” said Jim McElya, chairman, Cooper-Standard Automotive. “With his extensive background and expertise in finance, Steve is an excellent addition to our already outstanding board and will be a strong chairman of Cooper-Standard’s Audit Committee.”
Before joining WESCO, Van Oss served as chief operating officer and chief financial officer at Paper Back Recycling of America, Inc., a privately held company in the paper recycling industry. Prior to this, he held positions of increasing responsibility at Reliance Electric Company in Cleveland for 16 years. He began as manager of corporate audit, advanced to controller of the Service Division and then took responsibility for sales and marketing for that division. He also served as general manager for the Aftermarket Division. Finally, in 1993, after Reliance became a public company, he served as director of investor and public relations.
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(Draft for review 08/12/08)
Cooper-Standard Names Van Oss to Board of Directors — p. 2
Previously, Van Oss served as a senior auditor at Price Waterhouse after starting his finance career as a staff accountant with Dayton Power and Light in Ohio.
Van Oss holds a bachelor’s degree in accounting from Wright State University in Dayton, Ohio and a master’s degree in marketing and finance from Cleveland State University in Ohio. He is a Certified Public Accountant, licensed in the State of Ohio. He serves on the Teradata advisory board and is a trustee of Robert Morris University and serves on the finance and governance committees.
About Cooper-Standard Automotive
Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc. employs approximately 19,000 people globally with more than 70 facilities throughout the world. For more information, visit the company’s Web site at: www.cooperstandard.com. Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners Funds.
The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.
Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms.
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